Exhibit 99.1

NR03-47

Sept. 30, 2003

Media:	John Sousa or David Byford (713) 767-5800

Analysts:	Katie Pipkin (713) 507-6466

DYNEGY ANNOUNCES PRICING ON $300 MILLION OF

ADDITIONAL SENIOR SECURED NOTES

HOUSTON (Sept. 30, 2003) – Dynegy Inc. (NYSE: DYN) today announced that its subsidiary, Dynegy Holdings Inc., has priced $300 million of additional second priority senior secured notes in a private placement transaction.

The senior secured notes offering includes $100 million of 9.875% second priority senior secured notes due 2010 issued at a premium to par of 104.25% with a yield to maturity of approximately 9.02%. The senior secured notes offering also includes $200 million of 10.125% second priority senior secured notes due 2013 issued at a premium to par of 105.25% with a yield to maturity of approximately 9.3%. Each of these series of additional notes will be treated as a single class with the corresponding series of existing notes that were originally issued on Aug. 11, 2003, which had a yield to maturity of 10.0% and 10.25%, respectively.

The offering is expected to close on Oct. 15, 2003, and will be conditioned on, among other things, amendment of Dynegy’s restructured bank credit facility to permit the intended use of proceeds. Dynegy intends to use the net proceeds from this offering to repay the $194 million remaining outstanding under the Term B loan and to retire the $170 million capital lease obligation associated with the CoGen Lyondell power generation facility, with the difference coming from cash on hand.

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DYNEGY ANNOUNCES PRICING ON $300 MILLION                                                                                                   NR03-47

OF ADDITIONAL SENIOR SECURED NOTES

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The notes will not be registered under the Securities Act of 1933, or any state securities laws. Therefore, the notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This news release is neither an offer to sell nor a solicitation of any offer to buy the notes.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to wholesale customers in the United States and to retail customers in the state of Illinois. The company owns and operates a diverse portfolio of energy assets, including power plants totaling approximately 13,000 megawatts of net generating capacity, gas processing plants that process more than 2 billion cubic feet of natural gas per day and approximately 40,000 miles of electric transmission and distribution lines.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the private placement offering described above. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cannot assure you that the referenced credit facility amendment will be obtained or that the private placement offering described above will be consummated. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2002, as amended, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, which are available free of charge on the SEC’s web site at http://www.sec.gov.

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